Exhibit 10.38

SOMERA COMMUNICATIONS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into as of April 20, 2004, and shall be deemed effective as of May 3, 2004 (the “Effective Date”) by and between Somera Communications, Inc. (the ”Company”), and David Heard (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, and shall report directly to the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” It is expressly understood that nothing in the foregoing shall preclude the Company from making any organizational and reporting changes it may deem necessary to most effectively operate the business of the Company.

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Further, Executive shall perform such services and assume such duties and responsibilities customary or appropriate to the position of Chief Executive Officer (as is typical in growing technology companies of similar size to the Company), including those assigned to him from time to time by the Board, acting at all times under the direction of the Board. Upon the prior approval of the Board, which approval shall not be unreasonably withheld, the Company agrees that during the Employment Period, Executive may serve as a member on no more than one (1) Board of Directors, so long as such relationship does not impede or impair Executive’s performance of Executive’s duties and responsibilities.

(c) Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval. At such future time that Executive’s employment with the Company terminates for any reason, Executive agrees that he shall immediately resign from the Board of Directors, effective upon such termination of employment.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $375,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(b) Bonus. Executive shall be a participant in the Company’s 2004 Executive Bonus Plan or such equivalent successor plan (the “Incentive Plan”) as may be adopted by the Company and be eligible to earn a target annual bonus of $175,000 (pro-rated for portions of a Company fiscal year if the Employment Term does not overlap with the entirety of such fiscal year) pursuant to the Incentive Plan. Such bonus can only be earned for achievement of performance goals established by the Board. Determination of whether such goals have been achieved and determination of appropriate bonus (if any) if goals are not completely achieved or are exceeded will be in the sole discretion of the Board. Notwithstanding the foregoing, the bonus payable for the Company’s fiscal year ending January 2, 2005 (the “Company’s 2004 Fiscal Year”), will not be less than $87,500 so long as the Employment Term extends at least until the date that is the six month anniversary of the date in which Executive commences employment with the Company (the “Six Month Anniversary”). Beginning on the Six Month Anniversary, Executive will be eligible for a pro-rated bonus for the balance of the Company’s 2004 Fiscal Year based on the 2004 Executive Bonus Plan approved by the Board. Such pro-rated bonus will be in addition to the $87,500 bonus earned following the Six Month Anniversary.

(c) Stock Options. The Company shall recommend to the Board that Executive be granted, at an exercise price equal to the price per share of the Company’s Common Stock as listed on the Nasdaq National Market on the date of grant as determined by the Board, (i) a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code) to purchase 1,000,000 shares of the Company’s Common Stock (the “Initial Option”) and (ii) a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an “incentive stock option” (as defined in Section 422 of the Code), to purchase 250,000 shares of the Company’s Common Stock (the “Performance Option”, and together with the Initial Option, the “Options”). Subject to the accelerated vesting provisions set forth herein, the Initial Option will vest as to 25% of the shares subject to the Initial Option one year after the date of grant, and as to 1/48th of the shares subject to the Initial Option monthly thereafter, so that the Initial Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive’s continued service to the Company on the relevant vesting dates. The Performance Option will vest as to 100% of the shares subject to the Performance Option six years after the date of grant; provided, however, that, commencing in the Company’s 2005 fiscal year, such Performance Option shall vest as to 50,000 shares subject to the Performance on the last day of each of the Company’s fiscal years, but only to the extent that the Company exceeds net revenue and net income targets established by the Board by at least twenty percent (20%) for such fiscal year, in all cases subject to Executive’s continued service to the Company on the relevant vesting dates. The Options will be subject to the terms, definitions and provisions of the Company’s 1999 Stock Option Plan (the “Option Plan”) and the stock option agreements by and between Executive and the Company (the “Option Agreements”), which documents are incorporated herein by reference.

(d) Relocation and Temporary Living Reimbursement. During the Employment Term, the Company will reimburse Executive, for a period not to exceed one year following the Effective Date, for the following: (i) reasonable temporary housing and living expenses to be mutually agreed to by the Company and Executive, and (ii) reasonable expenses related to costs of Executive’s assignment (including, but not limited to, air travel, car rental, etc.). The total of all such amounts shall not exceed $5,000 per month. Such amounts will be reimbursed in the Company’s normal accounts payable cycles. The Company and Executive shall discuss reimbursement for permanent relocation at such time as and in the event such permanent relocation is so required.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to paid vacation of two weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Involuntary Termination. If Executive’s employment with the Company terminates as a result of “Constructive Termination” (as defined herein) or other than voluntarily or for “Cause” (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company, then, subject to the following sentence and Section 10, Executive shall be entitled to receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; (ii) an amount equal to the aggregate of the bonus amounts earned by and paid to Executive for the four (4) fiscal quarters prior to the date upon which Executive’s employment with the Company terminates (less applicable withholding taxes) and (iii) 25% of the shares subject to the Initial Option shall vest and become exercisable at such time (thereafter, the Initial Option will continue to be subject to the terms, definitions and provisions of the Option Plan and the appropriate Option Agreement). If (a) Executive’s employment with the Company terminates as a result of “Constructive Termination” (as defined herein) or other than voluntarily or for “Cause” (as defined herein), (b) Executive signs and does not revoke a standard release of claims with the Company, (c) the Company materially changes the nature of its business such that the primary focus of the Company is no longer the buying and selling of telecommunications equipment (other than material changes approved by Executive), and (d) Executive shall have been employed at the Company for a minimum of twenty-four (24) months, then, subject to Section 10, Executive shall be entitled to receive, in lieu of the severance amounts and accelerated vesting described in the preceding sentence, (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s Base Salary rate, as then in effect, for a period of eighteen (18) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; (ii) an amount equal to the aggregate of the bonus amounts earned by and paid to Executive for the six (6) fiscal quarters prior to the date upon which Executive’s employment with the Company terminates (less applicable withholding taxes) and (iii) 37.5% of the shares subject to the Initial Option shall vest and become exercisable at such time (thereafter, the Initial Option will continue to be subject to the terms, definitions and provisions of the Option Plan and the appropriate Option Agreement). In no event shall Executive be entitled to any bonus amounts under the Incentive Plan for the period in which Executive’s employment with the Company terminates. Additionally, the Company shall waive the cost for the Executive to continue Executive’s group medical coverage with the Company should Executive decide to exercise Executive’s right to do so in accordance with Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”). Such waiver of cost shall cease upon the earlier of twelve (12) months from the effective date of such coverage or the date in which the Executive obtains equivalent coverage elsewhere.

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive or for “Cause” by the Company, then (i) all vesting of the Options will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(c) Change of Control. If within twelve (12) months following a “Change of Control” (as defined below) (i) Executive terminates his or her employment with the Company or successor corporation other than voluntarily, (ii) Executive terminates his or her employment with the Company or successor corporation as a result of Construction Termination, or (iii) the Company or the successor corporation terminates Executive’s employment with the Company or successor corporation for other than “Cause”, death or disability, then 100% of the shares subject to the Initial Option shall vest and become exercisable at such time. Thereafter, the Initial Option will continue to be subject to the terms, definitions and provisions of the Option Plan and the appropriate Option Agreement.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as: (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, which shall include, but is not limited to, fraud, theft, embezzlement, breach of the Company’s Code of Conduct and Conflicts of Interest policy on the part of the Executive and any material breach of the Executive’s responsibilities as an employee or (iv) Executive’s continued substantial violations of Executive’s employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) Constructive Termination. For purposes of this Agreement, “Constructive Termination” is defined as the resignation of Executive within sixty (60) days following: (i) a material reduction in Executive’s Base Salary, (ii) a material reduction in Executive’s authority or duties, or (iii) the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then present location or then present residences, without Executive’s written consent; provided that this part (iii) shall not be applicable to Executive’s proposed temporary or permanent relocation to Southern California or the Dallas/Fort Worth, Texas metro area in connection with Executive’s employment with the Company.

9. Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

10. Conditional Nature of Severance Payments.

(a) Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.

(b) Non-Solicitation. Until the date twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

(c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Somera Communications, Inc.

5383 Hollister Avenue

Santa Barbara, California 93111

Attention: General Counsel

If to Executive:

at the last residential address known by the Company.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. Executive agrees to enter into the Company’s standard Arbitration Agreement (the “Arbitration Agreement”) upon commencing employment hereunder. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration as provided in the Arbitration Agreement which is incorporated by reference herein.

15. Integration. This Agreement, together with the Option Plan, Option Agreement, the Arbitration Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

18. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY: SOMERA COMMUNICATIONS, INC.

By:	/s/ BARRY PHELPS	Date:	April 20, 2004

Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ DAVID HEARD		Date:	April 19, 2004

David Heard